Exhibit 99.1

For Immediate Release
November 14, 2003

AMERICAN RESTAURANT GROUP

REPORTS RESULTS FOR

THE THIRD QUARTER ENDED SEPTEMBER 29, 2003

Los Altos, CA —

American Restaurant Group, Inc. (the “Company”) announces its results for the third quarter ended September 29, 2003.  Total revenues decreased from $70.1 million in the third quarter of 2002 to $66.4 million in the third quarter of 2003.  Same-store sales decreased by 4.9% in the third quarter of 2003 compared to 2002.

EBITDA, as adjusted below for nonrecurring expenses, for the third quarter of 2003 was $2.5 million.  EBITDA, as adjusted, for the prior year’s comparable quarter was $4.7 million.  Of the year-over-year variance, a significant portion resulted from historically high beef costs.  Nonrecurring reserves made during the quarter consist of reserves for asset impairment, store closures, and the SRG bankruptcy.

(Amounts in 000’s)	Q3 2002	Q3 2003

Operating Results:

Revenues	$70,119	$66,422

EBITDA:
Operating Profit	2,800	(13,194)

Plus: Depreciation and Amortization	1,864	1,762

EBITDA	4,664	(11,432)

Plus: Nonrecurring Reserves		13,899

EBITDA, as adjusted	$4,664	$2,467

Note:  EBITDA is not a defined term under generally accepted accounting principles.  EBITDA refers to earnings before interest, taxes, depreciation, and amortization.  For comparison purposes, the Company computes EBITDA, as indicated above.  Management believes EBITDA is one of the financial measures used by users of our financial statements to evaluate the Company’s financial results of operations.  For comparison purposes, EBITDA is also reflected in the above table as adjusted in the current period to exclude charges that the Company believes are nonrecurring in nature.

Store-Closing Reserve

As a result of the lower-than-expected sales performance at some of the older locations, the Company recorded a charge of $3.8 million during the third quarter related to the closure of two locations and the impairment of certain other locations. In connection with the impairment charge in the third quarter, the Company expects to close additional locations during the fourth quarter and record an additional $4.8 million in store-closing reserves associated with the closing of those locations in the fourth quarter.

Spectrum Restaurant Group Bankruptcy

In June 2000, the Company sold all of the outstanding stock of the Non-Black Angus Subsidiaries, and transferred certain rights and obligations, to Spectrum Restaurant Group, Inc. On August 6, 2003, Spectrum Restaurant Group, Inc. and its subsidiaries (collectively, “SRG”) each filed in United Stated Bankruptcy Court a voluntary petition for bankruptcy and reorganization under Chapter 11.  The Company was owed $0.4 million from SRG as of September 29, 2003 and has fully reserved an allowance against the receivable.  Additionally, the Company has recorded a nonrecurring reserve of $9.7 million during the third quarter of 2003 in connection with actual and possible claims against the Company and its subsidiaries arising from SRG breaching various obligations.

Additional Credit Facility

As reported in the Company’s form 8-K filed with the SEC on November 6, 2003, the Company has secured an additional $5 million credit facility from TCW and its affiliates.  The purpose of this facility is to provide additional working capital.  This facility is in addition to the $15 million revolving credit facility with Wells Fargo Foothill.

CEO Ralph Roberts commented:

“Our comparable-store sales decrease for the quarter resulted from our continued strategy of reducing the mix of product promotion sales, which also resulted in advertising savings of $1 million during the quarter.

“During the quarter, although our cost of sales was negatively impacted by extraordinary beef costs, I want to commend our operators who saved over $600,000 in direct operating expenses through a variety of new cost-saving programs.

“The quarter was adversely impacted by two nonrecurring events: the unanticipated reserve necessary to provide for the SRG bankruptcy, and the impairment reserve to allow for the strategic withdrawal from a market.  These reserves will enhance our ability to enjoy improved operating cash flow in the future.”

There were 108 Black Angus Restaurants operating as of September 29, 2003, including our newest restaurant, which opened in Chandler, AZ on September 15, 2003.

This press release may contain “Forward-Looking Statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  All statements other than statements of historical facts included in this release may constitute forward-looking statements. Although American Restaurant Group, Inc. believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct.  Actual results may differ materially from expectations because of changes in operating performance, project schedules, and other technical and economic factors.

Contact:  Ralph Roberts  (650) 949-6400